Exhibit 10.12

July 30, 2013

Antonio M. Perez

[at the address

in the Schedule]

Re:	Employment Agreement

Dear Antonio:

In connection with the chapter 11 reorganization of Eastman Kodak Company (the “EKC Debtor”) and its chapter 11 debtor affiliates (collectively with the EKC Debtor, the “Debtors”) and in anticipation of confirmation of the Debtors’ Chapter 11 Plan of Reorganization, as may be amended, (the “Chapter 11 Plan”) and emergence from bankruptcy, we have prepared this form of employment agreement to memorialize your agreement to continue your employment following the Debtors’ emergence from chapter 11. This mutually agreeable form of employment agreement (this “Agreement”), which is supported by each of the Backstop Parties (as defined in the Chapter 11 Plan) on behalf of various managed funds, will be your employment agreement and will be adopted immediately prior to the Effective Date (as defined below) by the EKC Debtor and the EKC Debtor shall assign this Agreement to the Reorganized Kodak (as defined in the Chapter 11 Plan) on the Effective Date. For purposes of this Agreement, the term “Company” shall refer to the EKC Debtor at any time prior to the Effective Date, and shall refer to the Reorganized Kodak upon and after the Effective Date.

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Scheduled Term

The term of this Agreement will begin on the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”) and end as stated in the Schedule (your “Scheduled Term”).

3.	Your Position, Performance and Other Activities

(a) Position. You will be employed in the position stated in your Schedule.

(b) Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships are stated in your Schedule.

(c) Performance. You will devote substantially all of your business time and attention to the Company and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d) Other Activities. During your Scheduled Term and subject to the terms of the Schedule, you may (1) serve on corporate, civic or charitable boards or committees, (2) manage personal investments, or (3) engage in any other permitted activity stated in your Schedule, so long as these activities, whether individually or in the aggregate, do not materially interfere with your performance of your responsibilities under this Agreement.

(e) Incorporation of Employee’s Agreement. Sections 2, 5, 6 and 7 of the Eastman Kodak Company Employee’s Agreement, attached hereto as Exhibit 1, are incorporated by reference and you agree to abide by such sections.

4.	Your Compensation

(a) Salary. You will receive an annual base salary (your “Salary”). The starting amount of your Salary is in your Schedule. The Company will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) absent your prior written consent, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Company’s normal practices for similarly situated executives.

(b) Annual Incentive. You will be eligible to participate in the Company’s short-term variable pay plan for its management level employees, known as Executive Compensation for Excellence and Leadership (“EXCEL”) (your “Annual Incentive”). Your annual target award under EXCEL will be determined in accordance with your Schedule. Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee and management. The terms of the EXCEL plan itself govern and control all interpretations of the plan.

(c) Emergence Award. On or shortly after the Effective Date, you will be granted the equity award stated in your Schedule, which will be subject to the terms and conditions set forth in the applicable award agreement.

(d) Compensation in Respect of Service Prior to Effective Date. Compensation in respect of your service prior to the Effective Date shall be paid in accordance with the Chapter 11 Plan and such compensation shall not offset the compensation described in this Agreement.

5.	Your Benefits

(a) Employee Benefit Plans. During the Scheduled Term, you will be entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life and disability insurance, on a basis that is at least as favorable as that provided to similarly situated executives of the Company.

(b) Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to you under your employment agreement with Eastman Kodak Company, as amended, prior to the Effective Time.

(c) Business Expenses. You will be reimbursed for all reasonable business expenses incurred by you in performing your responsibilities under this Agreement, subject to the terms of applicable Company reimbursement policies as in effect from time to time.

(d) Indemnification; Advancement of Expenses. Pursuant to the Company’s articles of incorporation and bylaws, which shall be substantively the same as the forms filed with the United States Bankruptcy Court Southern District of New York on July 30, 2013, the Company will indemnify you and advance or reimburse expenses to the same extent as the most favorable indemnification and advancement or reimbursement of expenses provisions applicable to any member of the Board of Directors of the Company (the “Board”). In addition, the same level of rights regarding indemnification and advancement or reimbursement of expenses shall be extended to you during your service as Special Advisor to the Board and to the extent you provide consulting services during the Non-Competition Period. If the Company’s ability to make any payment contemplated by your applicable indemnification and advancement or reimbursement of expenses provisions depends on an investigation or determination by the Board or any member of the Company, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant Board reach a determination as soon as reasonably possible.

(e) Additional Benefits. During your employment, you will be provided any additional benefits stated in your Schedule.

6.	Termination of Your Employment; End of Scheduled Term

(a) No Reason Required. Neither you nor the Company is under any obligation to continue your employment beyond the Scheduled Term. In addition, you or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 6(c).

(b) Related Definitions.

(1) “Cause” means (A) your Willful and continued failure or refusal for a period of at least 60 days following delivery to you of a written notification from the Board to attempt to perform the usual, customary or reasonable functions of your positions other than due to a disability or approved leave; or (B) your gross negligence or Willful misconduct in the performance of your duties or obligations to the Company that is, or is likely to be or is intended to be, materially detrimental to the Company; or (C) your conviction of any felony

(other than a felony predicated on your vicarious liability or involving a traffic violation) or crime involving moral turpitude; or (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; or (E) your material breach of this Agreement which, if correctable, remains uncorrected for 20 days after written notice to you by the Company of the breach; (F) your material breach of a requirement of the Kodak Business Conduct Guide which requirement has consistently resulted in the termination of employment by employees who have committed similar breaches and which, if correctable, remains uncorrected for 20 days after written notice to you by the Company of the breach; or (G) your breach of Sections 2, 5, 6 or 7 of the Eastman Kodak Company Employee’s Agreement.

(2) “Good Reason” means the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances:

(A) any adverse change in your titles; or

(B) a material diminution of your duties, responsibilities or authority; or

(C) your assignment of duties or responsibilities which are materially inconsistent with your then position(s) which if correctable, remain uncorrected for 20 days following written notice to the Company by you of the assignment (your nonperformance of those duties or responsibilities you consider materially inconsistent solely during such 20 day notice period will not be considered a breach of this Agreement); or

(D) any material breach by the Company of any material provision of this Agreement that is not cured within 20 days of written notice by you to the Company’s General Counsel specifying the nature of the material breach; or

(E) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder;

provided that any adverse change in your titles or material diminution of your duties, responsibilities or authority associated with your transition from Chief Executive Officer to Special Advisor to the Board will not constitute Good Reason.

(3) “Disability” means meeting the definition of disability under the terms of the Kodak Long-Term Disability Plan and receiving benefits under such plan.

(4) “Willful” means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(c) Advance Notice Generally Required.

(1) To terminate your employment before the end of the Scheduled Term, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

(2) You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. If you die or become Disabled after you provide a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, effective as of the date of your Disability or death.

(3) Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary for any or all of the notice period.

(d) With Good Reason or Without Cause. If, during the Scheduled Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1) The Company will pay you the following at the end of your employment: (A) your accrued but unpaid Salary through the last day of your employment, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within 30 days after termination of your employment) (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company as of the end of your employment (together, the “Other Benefits”).

(2) The Company will pay any earned but unpaid Annual Incentive for the fiscal year ending immediately before the end of your employment (your “Earned Annual Incentive”).

(3) The Company will provide you (A) continuation of your Salary for the remainder of the Scheduled Term, payable in accordance with the Company’s regular payroll cycles and (B) at the same time annual incentives are paid to similarly situated executives (but in no event later than 2 1⁄2 months following the fiscal year in which your termination occurs), your Annual Incentive in respect of the fiscal year in which such termination occurred, based on actual achievement of applicable performance targets.

(4) Any unvested portion of your Emergence Award will vest immediately upon your termination of employment.

(e) For Cause or without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and your Other Benefits; however, in connection with any termination of your employment without Good Reason, you will remain eligible for continued vesting and/or payment of your Emergence Award and any other equity-based compensation awarded by the Company or any affiliate, in accordance with the terms of such awards.

(f) For Your Disability or Death. If, during the Scheduled Term, your employment terminates as a result of your Disability or death, the Company will pay your Accrued Compensation, Earned Annual Incentive and will provide continued vesting of your Emergence Award in accordance with the terms of the applicable award, without regard to any continued employment condition, and your Other Benefits.

(g) For End of Scheduled Term. At the end of your Scheduled Term, the Company will (i) pay your (x) Accrued Compensation, (y) Earned Annual Incentive and (z) Annual Incentive in respect of the fiscal year in which the end of your Scheduled Term occurs, based on actual achievement of applicable performance targets (which such amount shall not be prorated) and (b) provide continued vesting of your Emergence Award in accordance with the terms of the applicable award, without regard to any continued employment condition, and your Other Benefits.

(h) Benefits Bearing. In no event shall any of the severance payments or benefits provided under this Section 6 be “benefits bearing.”

(i) Clawback. In the event you breach any of the terms in Sections 2, 5, 6 or 7 of the Eastman Kodak Company Employee’s Agreement, this Agreement or the release described in Section 6(j) below, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further severance payments will be made to you pursuant to this Section 6 and you agree to immediately repay to the Company all moneys previously paid to you pursuant to this Section 6.

(j) Timing. The benefits provided in this Section 6 will begin at the end of your employment, and any cash payments owed to you under this Section 6 will be paid in one lump sum 65 days following your date of termination, except as otherwise provided herein. Notwithstanding the foregoing, any amounts owed pursuant to Section 6(d)(3) and any continued vesting of your Emergence Award will only be provided if, at the time of your termination, you provide a release of any and all claims you may have against the Company (other than the rights and benefits provided in Section 5 and the other rights under this Agreement that continue following your employment) in a form reasonably provided by the Company such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination. The Termination Allowance Plan (“TAP”) provides broad-based severance benefits to eligible Company employees. You agree that if you become eligible for severance payments under this Agreement you will not be entitled to TAP benefits. Should a court nonetheless award you TAP benefits in such circumstances, you agree that the amount of severance payments will be reduced by such award and be immediately repaid to the Company.

(k) Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or change in control (within the meaning of Section 409A). In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, amounts payable under Sections 6(d)(1), 6(d)(2), 6(d)(3) and 6(d)(4) of this Agreement shall be deemed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

7.	Confidential Information

You acknowledge and agree that confidential information, including, without limitation, Company intellectual property, customer lists and other proprietary business information, obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

8.	On-going Restrictions on Your Activities

(a) Related Definitions.

(1) “Competitive Enterprise” means any business enterprise that derives more than 20% of its revenue from any activity that competes anywhere with any activity that the Company is then engaged in and which activity generates more than 10% of the Company’s revenue.

(2) “Client” means any client or prospective client of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

(3) “Non-Competition Period” means the period provided in the Schedule.

(4) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Your Importance to the Company and the Effect of this Section 8. You acknowledge that:

(1) In the course of your involvement in the Company’s activities, you will have access to Confidential Information and the Company’s client base and will profit from the goodwill associated with the Company. On the other hand, in view of your access to Confidential Information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.

(2) This Section 8 may limit your ability to earn a livelihood in a Competitive Enterprise and your relationship with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c) Transition Assistance. During the 90 days after a Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients.

(d) Non-Competition. During your Scheduled Term, and, in consideration of the Company’s payment to you of the amounts set forth in your Schedule, the Non-Competition Period, you agree that you will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any material ownership interest in or participate in the financing, operation, management or control of a Competitive Enterprise.

(e) Non-Solicitation of Clients. Until the end of the period stated in your Schedule, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or interfere with or damage any relationship between the Company and a Client.

(f) Non-Solicitation of Company Employees. Until the end of the period stated in your Schedule, you will not attempt to Solicit anyone who is then an employee or consultant of the Company (or who was an employee or consultant of the Company within the prior six months) to resign from or cease to provide services to the Company or to apply for or accept employment with any Competitive Enterprise.

(g) Notice to New Employers. Before you accept employment with any other person or entity while this Section 8 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to the Company.

9.	Effect on Other Agreements

(a) Prior Employment Agreements and Severance Rights. This Agreement will supersede any earlier employment agreement and any earlier severance, change in control or similar rights you may have with any member of the Company.

(b) Release of Executive Protection Plan. The Eastman Kodak Company Executive Protection Plan (the “ExPP”) was not assumed pursuant to the Chapter 11 Plan. The consideration offered herein is accepted by you as being in full accord, satisfaction, compromise and settlement of any and all claims that you may have against the Company that exist on or prior to the Effective Date arising out of or concerning amounts that are or may have been due and owing to you pursuant to the ExPP, and you expressly agree that you are not entitled to and will not receive any payments, benefits or other compensation or recovery of any kind from the Company with respect to the ExPP.

(c) Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10.	Successors

(a) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10, whether voluntary or involuntary, will be void.

(b) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (A) in a Reorganization, the entity resulting from the Reorganization or (B) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

11.	General Provisions

(a) Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(b) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(c) No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states). You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(d) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(d)):

If to you, to the address stated in the Schedule.

If to the Company or any other member of the Company, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention: [Name]

Facsimile: [Number]

(e) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(f) Jurisdiction; Choice of Forum; Costs. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”). Both you and the Company (1) acknowledge that the forum stated in this Section 11(f) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(f) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(f) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 11(f). To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(i) Effectiveness. Notwithstanding anything to the contrary set forth herein, this Agreement is subject to approval under the Chapter 11 Plan and will not become effective absent such approval.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ William H. Hernandez
	Name:	William H. Hernandez
	Title:	Board Member

EXECUTIVE

/s/ Antonio M. Perez
Antonio M. Perez

TERMS SCHEDULE

Name and address for notices	Antonio Perez [Address 1] [Address 2]

Position	You will serve as Chief Executive Officer and be a full-time employee of the Company during your Scheduled Term and you will also serve on the Board. During your Scheduled Term, in addition to fulfilling your responsibilities as Chief Executive Officer, you will be actively involved with the Board to identify a talented and appropriate successor Chief Executive Officer for the Company. Once the successor is identified, you will work closely with that person to effect a seamless transition. Immediately prior to the appointment of your successor to the position of Chief Executive Officer, you will resign from your position as Chief Executive Officer and as a member of the Board and shift into the full-time position of Special Advisor to the Board for the remainder of your Scheduled Term. In your role as Special Advisor to the Board, you will continue working closely with your successor and the Board to effect a seamless transition and facilitate the continued realization of the Company’s transformation.

Authority, Responsibilities and Reporting

While Chief Executive Officer, you will serve as a full-time employee, assisting with transition in accordance with the Chapter 11 Plan and such other duties specified by the Board.

As Special Advisor to the Board, you will serve as a full-time employee and you will continue assisting with transition in accordance with the Chapter 11 Plan and provide such other services relating to the business of the Company as may reasonably be specified by the Board from time to time.

Place of Employment	Rochester, New York

Other Activities	Subject to the restrictive covenants set forth in Section 8 of the Agreement, you may serve as a director on up to 2 outside boards while employed as Chief Executive Officer and up to 4 outside boards while serving as Special Advisor to the Board. During the Non-Competition Period, you may serve as a director on up to 6 outside boards.

Scheduled Term	Your Scheduled Term begins on the Effective Date and is scheduled to end on the 1st anniversary of the Effective Date, subject to earlier termination by you or the Company in accordance with the Agreement.

Starting Salary	During your Scheduled Term, you will be paid an aggregate amount of $1,155,000 as Salary for your service under the Agreement.

Terms Schedule for Antonio Perez	-2-

Annual Incentive	The target level for your Annual Incentive will be at least 155% of your Salary.

Emergence Award

Restricted stock units with a fair value (based upon the Chapter 11 Plan value) equal to $1,900,000 that vest as follows:

•      1⁄3 vests on the Effective Date;

•      1⁄3 vests upon expiration of the Scheduled Term, subject to your continued employment or service,

•     as applicable, with the Company; and

•      1⁄3 vests upon achievement of performance metrics to be mutually agreed upon by you and the Company during your Scheduled Term

Additional Benefits	On the Effective Date, the Company will promptly pay to you or your advisors all legal fees and expenses incurred by you in connection with the negotiation of this Agreement (the “Effective Date Invoice”). Promptly upon receiving a copy of the applicable invoice and to the extent not reflected in the Effective Date Invoice, the Company will pay to you any other such legal fees and expenses incurred by you in connection with the negotiation of this Agreement, capped at $50,000.

Non-Solicitation Period for Company Employees and Clients	The 24-month period following the expiration of the Scheduled Term.

Non-Competition Period; Consulting Role

The 24-month period following the expiration of the Scheduled Term. In consideration of your obligations during the Non-Competition Period, and subject to your continued compliance therewith, the Company will pay you $1,000,000 in cash per year of the Non-Competition Period, payable with a frequency consistent with your Salary during the Scheduled Term.

The Company will pay you up to an additional $2,000,000 in cash on account of achieving certain mutually agreeable performance metrics payable on the 45th day following the date on which the metrics have been achieved, which performance metrics shall be adopted by the Board on the Effective Date and will be designed so that the metrics must be achieved on or prior to December 31, 2014 (the “Performance Metrics Deadline”). You shall recuse yourself from the Board’s consideration of such metrics. If such mutually agreeable metrics are achieved, such that you earn at least $1,000,000 on or prior to the conclusion of your Scheduled Term, then you agree to serve as a consultant during the Non-Competition Period and provide to the Company up to 10 hours per month, or such greater amount mutually agreed upon by you and the Company, of consulting services at mutually agreed upon times, terms and locations. In the alternative, in the event the Company elects to extend the Performance Metrics Deadline to the end of the

Terms Schedule for Antonio Perez	-3-

Non-Competition Period, then regardless as to whether you have achieved the performance metrics on or prior to the conclusion of your Scheduled Term, you agree to serve as a consultant during the Non-Competition Period and provide to the Company up to 10 hours per month, or such greater amount mutually agreed upon by you and the Company, of consulting services at mutually agreed upon times, terms and locations.

Exhibit 1

Eastman Kodak Company Employee’s Agreement

EASTMAN KODAK COMPANY

EMPLOYEE’S AGREEMENT

PREAMBLE

Eastman Kodak Company and its affiliates and subsidiaries (hereinafter collectively called “Kodak”) operate in very competitive environments around the world. As part of your employment, you may from time to time have access to confidential and proprietary company information. This Employee’s Agreement governs certain understandings between Kodak and you regarding your work for Kodak, its confidential and proprietary information, and your responsibilities to Kodak including, but not limited to, nondisclosure of Kodak’s confidential and proprietary information (as defined in paragraph 1 below), assignment of rights, improper competition (as applicable), and nonsolicitation.

BACKGROUND

I understand that Kodak is engaged in the research, development, manufacture, use, marketing and sale of and services related to equipment, materials (including, but not limited to, photographic and other imaging media), software, firmware, components, web applications, multimedia data including, but not limited to, audio information, hardcopy information, digital information (including but not limited to metadata), chemicals, and systems including any of the foregoing (collectively, “Kodak Business”). I also understand that, in connection with the Kodak Business, I will be exposed to and may generate information including, but not limited to, technical, marketing, accounting, cost, sales, medical, personnel data, customer lists, vendor lists, production procedures, administrative and service information (hereinafter collectively “Kodak Proprietary Information”). I further understand that Kodak requires its employees to assign to it all right, title and interest in and to all worldwide inventions, discoveries, improvements, patents, trade secrets, trademarks, mask works, any and all other copyrightable subject matter, and any application for any of the foregoing (hereinafter separately and collectively called “Rights”) within or arising out of any field of employment in which they work during their employment by Kodak and for a period of time after termination of employment from Kodak as described more fully below, and that this Agreement is essential for the full protection of the Kodak Business.

Therefore, in consideration of my employment by Kodak and of certain other benefits to be received by me in connection with such employment, it is understood and agreed as follows:

1.	Nondisclosure

During my employment by Kodak, and thereafter, I will not disclose to any person or entity or make use of any Kodak Proprietary Information, trade secret, or other information of a confidential nature regarding the Kodak Business or the commercial, financial, technical or business affairs of Kodak, including such trade secret, proprietary or confidential information of any customer or other entity to which Kodak owes an obligation not to disclose such information, which I acquire during my employment by Kodak, including but not limited to records kept in the ordinary course of business (hereinafter collectively called “Kodak Confidential Information”), except as such disclosure or use may be required in connection with my work as an employee of Kodak. I understand that this restriction prohibits disclosure to Kodak affiliates and subsidiaries in which Kodak owns less than 80% of the stock, unless I receive written authorization for specific disclosures from my management.

2.	Assignment of Rights

2.1

I hereby sell, assign and transfer to Kodak all of my right, title and interest in and to all Rights that, during my employment by Kodak and within two (2) years following termination of my employment from Kodak, are made or conceived by me, alone or with others, that (i) are within or arise out of any general field of the Kodak Business in which I have been employed or have worked during my employment by Kodak; or (ii) arise out of any work I perform or information I received regarding the Kodak Business which I received while employed by Kodak; or (iii) arise from work that Kodak authorizes me to perform for or on behalf of any person or entity affiliated with Kodak.

2.2	While employed in California, no employee will be required to make an assignment of any invention to the extent prohibited by California Labor Code §2870(a) (a copy of which will be made available to any employee upon request).

2.3	I will fully disclose to Kodak as promptly as available all information known or possessed by me concerning the Rights referred to in the preceding section 2.1, and upon request by Kodak and without any further remuneration in any form to me by Kodak, but at the expense of Kodak, execute all applications for patents and for copyright registrations, assignments thereof and other instruments and do all things which Kodak deems necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

3.	Improper Competition

3.1	The restrictions contained in this section 3 will apply during my employment by Kodak and continue after the termination of my employment for any reason (whether voluntary or involuntary or with or without cause) for a period equal to the total number of months I was employed by Kodak, whether continuously or not, but not for fewer than six (6) months nor more than eighteen (18) months after such termination (the “Post Employment Period”).

3.2	During the period described in section 3.1 following termination of my employment by Kodak, I will, prior to accepting employment with a Competing Business (as defined in section 3.3), inform that Competing Business of the existence of this Agreement and provide a copy to that Competing Business.

3.3	While employed by Kodak and during the Post-Employment Period, I will not work, be employed by, consult, advise, assist or engage in any business or activity that: (a) competes with any area of the Kodak Business in or with which I worked at Kodak (a “Competing Business”) during the two (2) years immediately preceding termination of my Kodak employment; and (b) involves subject matter(s) about which I gained Kodak Confidential Information during the two (2) years immediately preceding termination of my Kodak employment. Prior to accepting employment, working, consulting, advising or assisting in or with any Competing Business, I agree to: (a) provide such Competing Business with a copy of this Agreement: (b) advise my Kodak supervisor or an appropriate Kodak Human Resources representative of my intent to accept such position; and (c) at Kodak’s request, to provide information and/or facilitate Kodak’s communication with such Competing Business concerning the nature, scope and responsibilities of such position.

3.4	During the Post-Employment Period, the restrictions of section 3.3 will apply only to my work or activities within the relevant geographic area(s) or with the accounts, as defined in this section.

3.4.1	If I was employed by Kodak in a sales or service job immediately prior to the termination of my employment, and if my responsibilities were confined to specific territories, accounts, or regions, then the restrictions will apply to: (a) any and all sales or service territories, or regions in which I worked within the two (2) years prior to termination of my employment and, (b) the then existing accounts and prospective accounts of Kodak with which I worked within the two (2) years immediately preceding termination of my employment with Kodak.

3.4.2	If, immediately prior to the termination of my Kodak employment: (a) I was employed by Kodak in a sales or service job and my responsibilities were not confined to specific territories, accounts or regions, or (b) if I was employed by Kodak in any other capacity, then the relevant geographic area(s) will consist of the United States and any other country to which my responsibilities extended, unless a narrower geographic area would be sufficient to protect from disclosure the Kodak Confidential Information of which I have knowledge.

3.4.3	I understand and agree that the foregoing geographic restrictions are necessary in light of the international scope of the Kodak Business and the business of Kodak’s competitors, and that the disclosure or use anywhere of Kodak Confidential Information to or for the benefit of a Competing Business would irreparably harm Kodak.

3.4.4	If during the Post-Employment Period, this Agreement prohibits me from accepting an offer of full-time employment consistent with my skills, abilities, and education solely because of the provisions of this section 3, and if I provide to Kodak proof of such offer and rejection, the provisions of this section 3 shall thereafter continue to bind me only as long as Kodak pays me, for each month in which I am unable to secure a position consistent with my skills, abilities, and education, an amount equal to 1/12th of my annual total target compensation at the time of termination (exclusive of employee benefits, non-recurring bonuses, vacation pay and/or other special compensation), less any severance, separation or termination benefits or the like that I am entitled to receive from Kodak for the same pay period, and less any compensation I receive during the same period in the form of unemployment insurance or in exchange for any employment, consulting or other work I have undertaken. Any such payments will also be less all amounts that Kodak is required by law to withhold. Notwithstanding anything in this Agreement to the contrary, I understand that if Kodak declines or ceases to make one or more payments to me due to my failure to comply with the restrictions and obligations I have agreed to under the terms of this Agreement, or for any of the reasons enumerated in Section 3.4.6 below, I will not be excused from, and will continue to be subject to, all of the restrictions and obligations set forth in this section 3.

3.4.5	In return for any payments made by Kodak under section 3.4.4, I agree to make conscientious, aggressive and continuing efforts to find other employment or income consistent with my skills, abilities and education but not prohibited by this section 3. Within seven (7) days of Kodak’s request, I will provide documentation satisfactory to Kodak of my efforts to obtain employment or income, all employment, contracting, or consulting offers I have received during the Post-Employment Period, the amount of any income received from employment (including self-employment), contracting, consulting, or any other work performed by me, and the identity of the employer offering employment, or other entity requesting contracting or consulting services or other work, and any other information or documents reasonably necessary for Kodak to verify my income and employment status.

3.4.6	Kodak, at its option and sole discretion, may decline to make post-employment compensation payments:

(1)	for any month during which I, in the reasonable determination of Kodak, have not conscientiously sought employment, or

(2)	for any month during which I have failed to provide documentation requested by Kodak, as provided for above, or

(3)	if I breach this Agreement or any other post-employment obligations I may owe Kodak; or

(4)	if I reject an offer of employment that Kodak does not deem to be in violation of section 3.3 above; or

(5)	by giving me written permission to accept available employment or by giving me a written release from some or all of the obligations of section 3 of this Agreement (in which case, the terms of such release shall govern my obligations for the remainder of the Post-Employment Period); or

(6)	if I am terminated from Kodak or any subsequent employment, contracting, or consulting engagement “for cause,” which as defined herein includes, but is not limited to, the following:

•	neglect of duties, failure to follow policies or supervisor’s directives, or insubordination;

•	dishonesty, deception, fraud, or breach of trust or loyalty in connection with the affairs of an employer;

•	conviction of any felony, gross misdemeanor, or misdemeanor, other than a minor traffic offense;

•	any act or omission in the scope of employment that places an employer in violation of any applicable law or regulation; or

•	breach of any of the material terms or conditions contained in this Agreement.

3.5	I understand that this section 3 will not be effective at any time during which I am employed by Kodak in the State of California.

4.	Nonsolicitation

During my Kodak employment and for a period of one (1) year after termination of my employment for any reason (whether voluntarily or involuntarily or with or without cause), I will not, directly or indirectly, either for myself or for the benefit of any other person or entity: (i) induce or attempt to induce any employee of Kodak to leave the employ of Kodak, (ii) in any way interfere with the relationships between Kodak and any employee of Kodak, (iii) employ or otherwise engage as an employee, independent contractor or otherwise, any person who has been an employee of Kodak during the six months immediately preceding such employment or (iv) solicit, entice, call upon or in any way for the purpose of diverting or taking away or attempting to divert or take away any of Kodak’s customers and suppliers to do business with a Competing Business.

5.	Return of Property

I agree that, upon termination of my employment for any reason (whether voluntary or involuntary or with or without cause), I will immediately return to Kodak, (i) all Kodak Confidential Information in any form (including without limitation printed, handwritten, and electronically-stored materials or information), together with all copies, thereof, within my possession, custody or control and; (ii) all other Kodak property in my possession, custody or control, including, but not limited to, office keys, identification badges or passes, Kodak credit cards, automobiles, computer equipment and software (“Kodak Property”). Under no circumstances will I deliver or give such Kodak Confidential Information or Kodak Property to any person or entity without Kodak management’s advance written permission and, upon Kodak’s request, I will verify that I have not done so.

6.	At-Will Employment

I understand that, regardless of any statement made to me or contained in any handbook, policy statement, or other document, my employment will be “at-will”. That is, I will be free to terminate my employment at any time, for any reason, and Kodak is free to do the same. No other agreement relating to this issue will be effective unless it is contained in a written agreement which: (1) mentions me by name; (2) references this Agreement by name and date; (3) specifically acknowledges that it is intended to amend this Agreement; and (4) is signed by a Kodak corporate officer and me.

7.	Business Conduct

I understand that Kodak is an ethical company and that I am required to adhere to Kodak’s policies and procedures regarding ethical business practices, including but not limited to, Kodak’s conflict of interest policy and policies concerning the protection of Kodak Confidential Information. I understand that my failure to do so constitutes a breach of this Agreement.

8.	Miscellaneous.

8.1	I agree that Kodak has provided me with valuable consideration for accepting the terms and conditions set forth in this Agreement, including those set forth in section 3. Among other things, that consideration includes my employment and/or continued employment and certain benefits to be received by me in connection with such employment, some of which may be conditioned upon a validly executed Employee’s Agreement.

8.2	This Agreement replaces any and all previous agreements relating to the same or similar matters that I may have entered into with Kodak with respect to my present or any future period of employment by Kodak. Further, the terms of this Agreement shall inure to the benefit of the successors and assigns of Kodak and shall be binding upon my heirs, assigns, administrators and representatives. No oral agreement, statement or representation shall be effective to alter the terms of this Agreement.

8.3	I understand and agree that a breach of the provisions of this Agreement will cause Kodak irreparable injury that may not be compensable by receipt of money damages. I, therefore, expressly agree that Kodak shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief, including but not limited to temporary, preliminary and/or permanent injunctive relief, to prevent or remedy a breach of this Agreement, or any part hereof, and to payment of reasonable attorneys fees it incurs in enforcing this Agreement.

8.4	If any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any one or more of the provisions of this Agreement is for any reason held unacceptably broad, it shall be construed or rewritten (blue-lined) so as to be enforceable to the extent of the greatest protection to Kodak under existing law.

8.5	All titles or headings in this agreement are for convenience only and shall not affect the meaning of any provision herein.

8.6	THIS AGREEMENT IS ENTERED INTO IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPALS OF CONFLICT OF LAWS. I UNDERSTAND AND AGREE THAT ANY ACTION OR PROCEEDING UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT SHALL BE BROUGHT IN AND ADJUDICATED BY THE UNITED STATES DISTRICT COURT, WESTERN DISTRICT OF NEW YORK IN ROCHESTER, NEW YORK, UNLESS THERE IS NO BASIS FOR FEDERAL JURISDICTION, IN WHICH CASE SUCH ACTION OR PROCEEDING SHALL BE BROUGHT IN AND ADJUDICATED BY THE STATE OF NEW YORK, SUPREME COURT, COUNTY OF MONROE.

Dated             , 201

Signature of Employee	Global I.D.

Employee Name (Print or Type)

Address